Exhibit 99.1
WCA Waste Corporation Amends $200 Million Revolving Credit Facility
HOUSTON, May 31, 2011 (GLOBE NEWSWIRE) — WCA Waste Corporation (Nasdaq: WCAA) announced today that it has entered into an Amendment to its $200 million revolving credit agreement effective as of May 25, 2011.
The Amendment extends the term of the Credit Agreement and the revolving credit facility from January 31, 2014 to April 7, 2016. The Amendment was entered into in connection with WCA’s recently announced offering to qualified investors pursuant to Rule 144A under the Securities Act of 1933 of $175 million 7.50% Senior Notes due 2019 and the cash tender offer and solicitation of WCA’s 9.25% Senior Notes due 2014.
The Amendment to the Credit Agreement also modified certain covenants relating to leverage and debt ratios and the application of proceeds from any future equity offerings or asset sales. These modifications to the Credit Agreement will not increase the Company’s borrowing costs at current borrowing levels.
Safe Harbor for Forward-Looking Statements
     This press release may contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “should,” “outlook,” “project,” “intend,” “seek,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “continue,” or “opportunity,” the negatives of these words, or similar words or expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such statements include, but are not limited to, plans, objectives, expectations and intentions and other statements that are not historical facts.
     All such statements are based upon the current beliefs and expectations of WCA’s management and are subject to significant risks and uncertainties. Some of those risks and uncertainties have been more fully described in “Risk Factors and Cautionary Statement about Forward-Looking Statements” in WCA’s Quarterly Report on Form 10-Q with respect to the quarterly period ending on March 31, 2011. Please consider these risks and uncertainties carefully in evaluating the forward-looking statements and do not place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and WCA undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	WCA Waste Corporation Tommy Fatjo (713) 292-2400